Exhibit 99.1
Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500

Enterprise Reports Results for First Quarter 2015

Houston, Texas (Thursday, April 30, 2015) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended March 31, 2015.  All earnings per unit and other unit-related information contained in this press release reflect a two-for-one split of Enterprise’s common units in August 2014.

First Quarter 2015 Highlights
	Three months ended March 31,
	2015	2014
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,334	$1,330
Net income (2) (3)	$651	$807
Fully diluted earnings per unit (2) (3)	$0.32	$0.43
Adjusted EBITDA (1)	$1,326	$1,366
Distributable cash flow (1)	$1,030	$1,087

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(2)	For the three months ended March 31, 2014, net income and fully diluted earnings per unit included net gains of $90 million, or $0.05 per unit, attributable to asset sales and insurance recoveries.
(3)
For the three months ended March 31, 2015 and 2014, net income and fully diluted earnings per unit included non-cash asset impairment charges of $33 million, or $0.02 per unit, and $9 million, or less than $0.01 per unit, respectively.

	Three months ended March 31,
	2015	2014
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD) (1)	5,217	5,136
Natural gas transportation volumes (BBtus/d) (2)	13,122	13,089
NGL fractionation volumes (MBPD) (1)	798	792
Fee-based natural gas processing volumes (MMcf/d) (3)	4,784	4,715
Equity NGL production (MBPD) (1)	134	137

(1)	“NGL” means natural gas liquids and “MBPD” means thousand barrels per day.
(2)	“BBtus/d” means billion British thermal units per day.
(3)	“MMcf/d” means million cubic feet per day.

•	Enterprise increased its cash distribution with respect to the first quarter of 2015 by 5.6 percent to $0.375 per unit compared to the first quarter of 2014;

•
Enterprise reported distributable cash flow of $1.0 billion for the first quarter of 2015, which provided 1.4 times coverage of the $0.375 per unit cash distribution and resulted in $295 million of retained distributable cash flow; and

•
Affiliates of privately held Enterprise Products Company (“EPCO”), which collectively own our general partner and approximately 35 percent of our outstanding limited partner interests, purchased $100 million of common units from Enterprise during the first quarter of 2015 and expect to purchase an additional $50 million of common units through Enterprise’s distribution reinvestment plan in May 2015.

Review of First Quarter 2015 Results

Net income for the first quarter of 2015 was $651 million compared to $807 million for the first quarter of 2014.  On a fully diluted basis, net income attributable to limited partners for the first quarter of 2015 was $0.32 per unit compared to $0.43 per unit for the first quarter of 2014.  Results for the first quarter of 2014 included $90 million, or $0.05 per unit, of net gains from asset sales and insurance recoveries.  The first quarters of 2015 and 2014 included non-cash asset impairment charges of $33 million, or $0.02 per unit, and $9 million, or less than $0.01 per unit, respectively.

On April 8, 2015, Enterprise announced an increase in the partnership’s quarterly cash distribution with respect to the first quarter of 2015 to $0.375 per unit, representing a 5.6 percent increase over the distribution paid with respect to the first quarter of 2014.  The distribution with respect to the first quarter of 2015 will be paid on May 7, 2015 to unitholders of record at the close of business on April 30, 2015.  Enterprise generated distributable cash flow of $1.0 billion for the first quarter of 2015 compared to $1.1 billion for the first quarter of 2014.  Distributable cash flow for the first quarters of 2015 and 2014 included proceeds from asset sales and insurance recoveries of $1 million and $96 million, respectively.

Enterprise’s distributable cash flow for the first quarter of 2015 provided 1.4 times coverage of the cash distribution that will be paid on May 7, 2015.  The partnership retained $295 million of distributable cash flow for the first quarter of 2015, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.

“Enterprise reported solid results for the first quarter of 2015 highlighted by the stability of our fee-based assets,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.  “Gross operating margin from assets that began operations since the beginning of 2014, contributions from the Oiltanking acquisition and lower operating expenses more than offset the effects of lower energy commodity prices and a milder winter.  Our performance continues to be driven by robust volumes transported on our liquid pipelines and across our docks, fee-based natural gas processing volumes and NGL and propylene fractionation volumes.  In the first quarter of 2015, we generated a near record $1.3 billion of gross operating margin. Distributable cash flow, excluding proceeds from asset sales and insurance recoveries, increased 4 percent compared to the first quarter of last year.  Our 1.4 times distribution coverage and $295 million of retained distributable cash flow give us a strong start to funding our growth capital expenditures in 2015.”

“We completed construction and began commercial operations for assets totaling $4.4 billion of capital investment since the beginning of 2014.  During the first quarter of 2015, we completed construction of approximately $300 million of assets, including our 1.5 million barrel per month expansion of our LPG export facility on the Houston Ship Channel.  This is another project that was delivered on time and on budget.  In addition, our Seaway Loop pipeline, which commenced operations in December 2014, had a full quarter of operations in the first quarter of 2015.   We currently have over $6.0 billion of projects under construction that will begin commercial operations between now and the end of 2017,” continued Creel.

Review of First Quarter 2015 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $695 million for the first quarter of 2015 compared to $780 million for the same quarter of 2014.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $240 million for the first quarter of 2015 compared to $349 million for the first quarter of 2014.  Gross operating margin from Enterprise’s NGL marketing activities decreased $59 million primarily due to lower sales margins.  In the first quarter of 2015, more volume in the LPG export business was associated with long-term, fee-based contracts compared to higher-margin spot business in the first quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased by $50 million primarily due to lower natural gas processing margins.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.8 billion cubic feet per day (“Bcf/d”) in the first quarter of 2015 compared to 4.7 Bcf/d in the first quarter of 2014.  Enterprise’s equity NGL production was 134 MBPD for the first quarter of 2015 compared to 137 MBPD for the first quarter of 2014.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $38 million, or 13 percent, to $328 million for the first quarter of 2015 from $290 million for the first quarter of 2014.  NGL transportation volumes were 2.7 million barrels per day (“BPD”) for the first quarter of 2015 compared to 2.8 million BPD for the same quarter in 2014.  Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $21 million for the first quarter of 2015 compared to the first quarter of 2014, of which $15 million of the increase was attributable to assets acquired in the Oiltanking transaction.

The partnership’s ATEX ethane pipeline generated gross operating margin of $36 million for the first quarter of 2015, a $5 million increase compared to the first quarter of last year.  The ATEX pipeline transported approximately 52 MBPD of ethane during the first quarter of 2015 compared to 30 MBPD in the first quarter of 2014.

The Texas Express pipeline and gathering system and the Front Range NGL pipeline reported an $8 million increase in aggregate gross operating margin for the first quarter of 2015 compared to the first quarter of 2014.  Total volumes on these systems increased to 76 MBPD in the first quarter of 2015 compared to 28 MBPD in the first quarter of last year.  The Texas Express pipeline and gathering system commenced operations in November 2013 while the Front Range pipeline began operations in February 2014.

Enterprise’s NGL fractionation business reported gross operating margin of $127 million for the first quarter of 2015, a $14 million decrease compared to $141 million reported for the first quarter of last year primarily due to lower fractionation and product blending revenues associated with lower energy commodity prices.  Total fractionation volumes for the first quarter of 2015 were 798 MBPD compared to 792 MBPD in the first quarter of 2014.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $205 million for the first quarter of 2015 compared to $220 million for the first quarter of 2014.  Total onshore natural gas transportation volumes were 12,503 BBtus/d for the first quarter of 2015 compared to 12,520 BBtus/d for the first quarter of last year.

The Texas Intrastate system reported gross operating margin of $94 million for the first quarter of 2015, a $12 million decrease compared to $106 million for the first quarter of last year primarily due to higher operating expenses and lower revenue from the sales of condensate.  Natural gas pipeline volumes for the Texas Intrastate system were 5,184 BBtus/d in the first quarter of 2015 compared to 4,879 BBtus/d for the first quarter of 2014.

The San Juan natural gas gathering system reported an $8 million decrease in gross operating margin to $16 million for the first quarter of 2015 compared to the first quarter of 2014 primarily due to lower average fees from contracts that are indexed to natural gas prices and lower revenues from the sales of condensate.  Natural gas gathering volumes for the San Juan system were 1,230 BBtus/d  in the first quarter of 2015 compared to 1,253 BBtus/d in the first quarter of last year.

The Jonah gathering system reported gross operating margin of $32 million for the first quarter of 2015 compared to $27 million for the same quarter of 2014.  Natural gas pipeline volumes on the Jonah gathering system increased to 1,653 BBtus/d for the first quarter of 2015 compared to 1,550 BBtus/d for the first quarter of 2014.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Onshore Crude Oil Pipelines & Services segment increased by 34 percent, or $54 million, to $214 million for the first quarter of 2015 from $160 million for the first quarter of 2014.  Total onshore crude oil transportation volumes were 1.4 million BPD for the first quarter of 2015 compared to 1.3 million BPD for the first quarter of 2014.

Gross operating margin for this segment increased by $25 million associated with the partnership’s Houston Ship Channel oil terminals that were a part of the Oiltanking acquisition.  Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $23 million in the first quarter of 2015 compared to the same quarter in 2014 primarily due to revenues from the new Seaway Loop pipeline, which began commercial service in December 2014.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 34 percent, or $44 million, to $175 million for the first quarter of 2015 compared to the first quarter of 2014.  Total refined products and petrochemical transportation volumes for this business increased 14 percent to 803 MBPD for the first quarter of 2015 compared to 703 MBPD for the first quarter of 2014.

Enterprise’s refined products pipelines and related services business reported a $44 million increase in gross operating margin to $86 million for the first quarter of 2015 compared to the first quarter of 2014.  The TE Products Pipeline system and related terminals reported a $26 million increase in gross operating margin for the first quarter of 2015 compared to the first quarter of last year due to lower operating expenses and higher revenues.  Gross operating margin for the first quarter of 2015 includes an aggregate contribution of $13 million from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.  In addition, our Beaumont refined products export terminal, which we reactivated in May 2014, contributed $6 million of gross operating margin for the first quarter of 2015.

The partnership’s propylene business reported gross operating margin of $64 million for the first quarter of 2015 compared to $49 million for the first quarter of 2014 primarily due to higher sales margins and volumes.  Propylene fractionation volumes were 74 MBPD for the first quarter of 2015 compared to 73 MBPD for the first quarter of 2014.

Enterprise’s butane isomerization business reported gross operating margin of $7 million in the first quarter of 2015 compared to $22 million in the first quarter of 2014.  This decrease in gross operating margin was primarily due to lower by-products sales revenue attributable to lower energy commodity prices and lower isomerization volumes.  Butane isomerization volumes were 62 MBPD for the first quarter of 2015 compared to 80 MBPD for the first quarter of 2014.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $46 million for the first quarter of 2015 compared to $39 million for the same quarter of 2014.

Gross operating margin from Enterprise’s offshore crude oil pipeline business was $34 million for the first quarter of 2015 compared to $26 million for the first quarter of 2014.  The SEKCO Oil Pipeline, which began operations in July 2014, reported $9 million of gross operating margin for the first quarter of 2015.  Total offshore crude oil pipeline volumes increased to 340 MBPD in the first quarter of 2015 compared to 335 MBPD for the first quarter of 2014.

Capitalization

Total debt principal outstanding at March 31, 2015 was $21.6 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At March 31, 2015, Enterprise had consolidated liquidity of $3.7 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our $3.5 billion multi-year revolving credit facility and $1.5 billion 364-day credit facility.

Total capital spending in the first quarter of 2015 was $2.3 billion, which includes $1.4 billion of equity consideration issued to complete the acquisition and merger of Oiltanking and $51 million of sustaining capital expenditures.

Conference Call to Discuss First Quarter 2015 Earnings

Today, Enterprise will host a conference call to discuss first quarter 2015 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  The partnership’s assets include approximately 51,000 miles of onshore and offshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended March 31,
	2015	2014
Revenues	$7,472.5	$12,909.9
Costs and expenses:
Operating costs and expenses	6,616.4	11,880.5
General and administrative costs	49.3	53.2
Total costs and expenses	6,665.7	11,933.7
Equity in income of unconsolidated affiliates	89.2	56.5
Operating income	896.0	1,032.7
Other income (expense):
Interest expense	(239.1)	(220.9)
Other, net	0.5	(0.3)
Total other expense, net	(238.6)	(221.2)
Income before income taxes	657.4	811.5
Provision for income taxes	(6.8)	(4.8)
Net income	650.6	806.7
Net income attributable to noncontrolling interests	(14.5)	(7.9)
Net income attributable to limited partners	$636.1	$798.8

Per unit data (fully diluted): (1)
Earnings per unit	$0.32	$0.43
Average limited partner units outstanding (in millions)	1,966.7	1,875.9

Supplemental financial data:
Non-GAAP distributable cash flow (2)	$1,029.7	$1,087.0
Non-GAAP Adjusted EBITDA (3)	$1,326.0	$1,365.8
Non-GAAP gross operating margin by segment: (4)
NGL Pipelines & Services	$695.2	$780.0
Onshore Natural Gas Pipelines & Services	204.5	220.4
Onshore Crude Oil Pipelines & Services	214.0	159.7
Offshore Pipelines & Services	46.1	39.3
Petrochemical & Refined Products Services	174.6	130.4
Total gross operating margin	$1,334.4	$1,329.8

Net cash flows provided by operating activities	$954.0	$1,404.1
Total debt principal outstanding at end of period	$21,620.7	$18,382.7

Capital spending:
Capital expenditures, net (5)	$793.2	$695.4
Equity consideration issued for Oiltanking acquisition	1,408.7	--
Investments in unconsolidated affiliates	68.3	284.7
Total capital spending, cash and non-cash	$2,270.2	$980.1

(1)   On July 15, 2014, the partnership announced that its general partner had approved a two-for-one unit split. The additional common units were distributed on August 21, 2014. All per unit amounts and number of units outstanding presented on this Exhibit A are on a post-split basis.
(2)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(4)   See Exhibit F for reconciliation to GAAP operating income.
(5)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended March 31,
	2015	2014
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,690	2,838
NGL fractionation volumes (MBPD)	798	792
Equity NGL production (MBPD) (2)	134	137
Fee-based natural gas processing (MMcf/d) (3)	4,784	4,715
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,503	12,520
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,384	1,260
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	619	569
Crude oil transportation volumes (MBPD)	340	335
Platform natural gas processing (MMcf/d)	124	147
Platform crude oil processing (MBPD)	15	17
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	127	154
Propylene fractionation volumes (MBPD)	74	73
Octane additive and related plant production volumes (MBPD)	8	6
Transportation volumes, primarily refined products and petrochemicals (MBPD)	803	703
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,217	5,136
Natural gas transportation volumes (BBtus/d)	13,122	13,089
Equivalent transportation volumes (MBPD) (4)	8,670	8,580

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
4th Quarter	$4.04	$0.21	$0.76	$0.98	$0.99	$1.49	$0.69	$0.52	$73.15	$76.08
YTD 2014 Averages	$4.43	$0.27	$1.04	$1.22	$1.25	$1.98	$0.71	$0.57	$93.01	$96.75
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. (“CMAI”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.54 per gallon during the first quarter of 2015 versus $1.13 per gallon for the first quarter of 2014.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2015	2014
Net income attributable to limited partners (GAAP)	$636.1	$798.8
Adjustments to GAAP net income attributable to limited partners to derive non-GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	367.4	319.9
Add distributions received from unconsolidated affiliates	134.4	71.7
Subtract equity in income of unconsolidated affiliates	(89.2)	(56.5)
Subtract sustaining capital expenditures (1)	(50.7)	(78.3)
Subtract net gains attributable to asset sales and insurance recoveries	(0.1)	(89.6)
Add cash proceeds from asset sales and insurance recoveries	0.5	96.3
Add deferred income tax expense or subtract benefit, as applicable	1.5	0.2
Add impairment charges	33.3	8.8
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	(3.5)	15.7
Distributable cash flow (non-GAAP)	1,029.7	1,087.0
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	50.7	78.3
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(0.5)	(96.3)
Add or subtract the net effect of changes in operating accounts, as applicable	(139.0)	342.5
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	13.1	(7.4)
Net cash flows provided by operating activities (GAAP)	$954.0	$1,404.1

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)			For the Twelve Months Ended March 31,
	For the Three Months Ended March 31,
	2015	2014	2015
Net income (GAAP)	$650.6	$806.7	$2,677.4
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(89.2)	(56.5)	(292.2)
Add distributions received from unconsolidated affiliates	134.4	71.7	437.8
Add interest expense, including related amortization	239.1	220.9	939.2
Add provision for income taxes	6.8	4.8	25.1
Add depreciation, amortization and accretion in costs and expenses	355.6	311.1	1,369.6
Add non-cash losses attributable to asset sales	--	6.1	1.6
Add losses and subtract gains attributable to unrealized changes in the fair market value of derivative instruments	(4.6)	(7.8)	33.8
Add non-cash asset impairment charges	33.3	8.8	58.5
Adjusted EBITDA (non-GAAP)	1,326.0	1,365.8	5,250.8
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(239.1)	(220.9)	(939.2)
Subtract provision for income taxes reflected in Adjusted EBITDA	(6.8)	(4.8)	(25.1)
Subtract gains attributable to asset sales and insurance recoveries	(0.1)	(95.7)	(14.2)
Add deferred income tax expense or subtract benefit, as applicable	1.5	0.2	7.4
Add or subtract the net effect of changes in operating accounts, as applicable	(139.0)	342.5	(589.7)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	11.5	17.0	22.1
Net cash flows provided by operating activities (GAAP)	$954.0	$1,404.1	$3,712.1

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.	Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended March 31,
	2015	2014
Total gross operating margin (non-GAAP)	$1,334.4	$1,329.8
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(345.3)	(301.4)
Subtract impairment charges not reflected in gross operating margin	(33.3)	(8.8)
Add net gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	0.1	89.6
Subtract non-refundable deferred revenues attributable to shipper make-up rights on major new pipeline projects included in gross operating margin	(30.7)	(23.3)
Add subsequent recognition of deferred revenues attributable to make-up rights	20.1	--
Subtract general and administrative costs not reflected in gross operating margin	(49.3)	(53.2)
Operating income (GAAP)	$896.0	$1,032.7

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.